For the fiscal period ended January 31, 2011
File number 811-08915

          SUB-ITEM 77-0

          EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:
  Target Asset Allocation Funds - Target Conservative Allocation Fund Target Asset Allocation Funds - Target Moderate Allocation Fund
  Target Asset Allocation Funds - Target Growth Allocation Fund

1.   Name of Issuer:  Cloud Peak Energy, Inc.

2.   Date of Purchase:  December 16, 2010

3.   Number of Securities Purchased:  -----

4.   Dollar Amount of Purchase:
  Target Asset Allocation Funds - Target Conservative
      Allocation Fund:            $18,661.50
  Target Asset Allocation Funds - Target Moderate
      Allocation Fund:           $52,903.50
  Target Asset Allocation Funds - Target Growth
      Allocation Fund:            $571,135.50


5.   Price Per Unit:  $19.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  Morgan Stanley

7.   Other Members of the Underwriting Syndicate
    See Exhibit A

EXHIBIT A

UNDERWRITER
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Inc.
RBC Capital Markets, LLC
J.P. Morgan Securities LLC
BMO Capital Markets Corp.
Citigroup Capital Markets Inc.
Credit Agricole Securities (USA) Inc.
Natixis Bleichroeder Inc.
Raymond James & Associates, Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
UBS Securities LLC